Exhibit 99.1

Energy Services of America Announces Acquisition of Heritage Painting

HUNTINGTON, W.Va., July 11, 2024 /PRNewswire/ -- Energy Services of America Corporation (the "Company" or "Energy Services") (Nasdaq: ESOA), today announced Nitro Construction Services, a subsidiary of Energy Services, has acquired Heritage Painting, LLC.

Heritage Painting operates in West Virginia and surrounding areas providing services to the industrial, commercial, fabrication, oil and gas industries. Heritage works across a number of products including fabricated pipe, large natural gas valves, commercial painting and floor coatings.

“We are excited to add Heritage Painting to our portfolio,” said Douglas Reynolds, President, and CEO of Energy Services. “Heritage a long history of providing exceptional customer service to its clients with an emphasis on safety is a strong match with our values.”

About Energy Services

Energy Services of America Corporation (NASDAQ: ESOA), headquartered in Huntington, WV, is a contractor and service company that operates primarily in the mid-Atlantic and Central regions of the United States and provides services to customers in the natural gas, petroleum, water distribution, automotive, chemical, and power industries. Energy Services employs 1,000+ employees on a regular basis. The Company's core values are safety, quality, and production.

Investor Relations:
Steven Hooser
Three Part Advisors, LLC
(214) 872-2710